Exhibit 99.01

                        ADELPHIA ANNOUNCES STOCK OFFERING


Coudersport, PA, January 11, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it has sold 4,000,000 newly issued shares of Class A Common Stock, exclusive of an overallotment option, from its shelf registration statement to Goldman, Sachs & Co. at $43.25 per share. Goldman, Sachs & Co. is re-offering the shares to investors.

In addition to the 4,000,000 shares of Class A Common Stock sold by Adelphia to Goldman, Sachs & Co., members of the family of John Rigas, Chairman of Adelphia, have entered into an agreement to purchase 4,000,000 newly issued shares of Class A Common Stock at $43.25 per share.

Proceeds of approximately $346,000,000 from these offerings will be used to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes such as capital expenditures, investments, acquisitions or other corporate purposes. Closing of the sale of common stock is expected to occur on January 14, 1999.

Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving over 2.3 million subscribers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
           of Adelphia, (814) 274-9830.